EXHIBIT 99.1

Emclaire Financial Corp. Announces Matthew J. Lucco Joins Company as Chief Financial Officer

EMLENTON, Pa., Aug. 2, 2010 (GLOBE NEWSWIRE) -- William C. Marsh, Chairman of the Board, President and Chief Executive Officer of Emclaire Financial Corp. (Nasdaq:EMCF), the parent holding company of the Farmers National Bank of Emlenton, announced that Matthew J. Lucco has joined the Corporation and the Bank as Senior Vice President and Chief Financial Officer.

In his position as CFO, Mr. Lucco will directly assist Mr. Marsh, the board of directors and the executive management team in developing and executing corporate-wide strategic initiatives and managing the finance and accounting department of the Bank.

Mr. Marsh stated, "The board of directors and I are extremely pleased that Matt has decided to join the Farmers National Bank team. Matt's professional experience in strategic planning, banking, project management and capital markets will be a nice complement to our current management group and finance staff. We are delighted to find an individual with Matt's extensive financial background in our local market."

Mr. Lucco most recently served as Chief Financial Officer with Salvage Direct, Inc. in Titusville, PA and had served prior in executive and financial management positions with FNB Capital Corporation, FNB Corporation and First National Bank of Slippery Rock. Mr. Lucco has an MBA from the University of Pittsburgh, Joseph M. Katz Graduate School of Business and a Bachelor of Science degree in Finance from Grove City College.

Mr. Lucco resides in Slippery Rock, PA with his wife and daughter.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol "EMCF". For more information, visit the Corporation's website at www.emclairefinancial.com.

CONTACT:  Emclaire Financial Corp.
          William C. Marsh, Chairman of the Board, President
           and Chief Executive Officer
          724/867-2311